Exhibit 5.1

A PROFESSIONAL CORPORATION

16TH FLOOR  45 BROADWAY  NEW YORK, NY 10006-3792   212.509.9400  800.437.7040  212.509.9492 FAX  www.cozen.com

April 15, 2011

Safe Bulkers, Inc.
32 Avenue Karamanli
16605 Voula
Athens, Greece

Re:     Safe Bulkers, Inc.

Dear Sirs:

          We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) to Safe Bulkers, Inc. (the “Company”) in connection with the Company’s Shelf Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to the sale by the Company of up to 5,750,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company, and related preferred stock purchase rights (the “Rights”) under a Stockholder Rights Agreement dated as of May 14, 2008 (the “Stockholder Rights Agreement”) between the Company and American Stock Transfer & Trust Company, as rights agent.

          In so acting, we have examined originals or photocopies, of (i) the Registration Statement and the prospectus (the “Preliminary Prospectus”) included therein and the preliminary prospectus supplement filed with the Commission on April 11, 2011 (the “Preliminary Prospectus Supplement”) as well as the prospectus supplement dated April 12, 2011 (the “Prospectus Supplement” and together with the Preliminary Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”), (ii) the Purchase Agreement dated April 11, 2011 (the “Purchase Agreement”) among the Company and the underwriters named therein, (iii) the Stockholder Rights Agreement, and (iv) originals, or photocopies, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company, and such other documents as we have deemed

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necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as photostatic or facsimile copies, and the accuracy of the factual representations made to us by officers and other representatives of the Company. We have also assumed the power, authority and legal right of all parties (other than the Company) to the Purchase Agreement and the Stockholder Rights Agreement to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of such documents by such parties.

          This opinion is limited to Marshall Islands Law as of the date hereof. In rendering our opinion in Paragraph E below we have, with your permission, relied on the opinion addressed to you dated the date hereof of Kirkland & Ellis LLP, U.S. counsel to the Company, with respect to the Stockholder Rights Agreement. In rendering our opinion as to the valid existence in good standing of the Company, we have relied solely on a Certificate of Goodstanding issued by the Registrar of Corporations of the Republic of the Marshall Islands on April 6, 2011.

          Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

A.	The Company is a corporation duly incorporated, validly existing and in good standing under the law of the Republic of The Marshall Islands.

B.	The Company has the corporate power and corporate authority to enter into, execute, deliver and perform the Stockholder Rights Agreement.

C.

The Company has taken all corporate action required to authorize the Shares and when the Shares are issued and delivered against payment therefore as contemplated in the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and non-assessable.

D.

The Company has taken all corporate action required to authorize the execution and delivery of the Stockholder Rights Agreement and the issuance of the Rights, and the Stockholder Rights Agreement has been duly executed and delivered by a duly authorized signatory of the Company.

E.	When issued in accordance with the terms of the Stockholder Rights Agreement, the Rights will have been validly issued and constitute valid and binding obligations of the Company.

          Our opinion in Paragraph E above is subject to the qualification that the rights and remedies of any party to the Stockholder Rights Agreement(a) may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting generally the enforcement of creditors’ rights from time to time in effect, and (b) are subject to general

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principles of equity (regardless of whether such rights and remedies are considered in a proceeding in equity or at law), including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or other similar principles.

          Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. We disavow any undertaking to advise you of any changes in laws.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

COZEN O’CONNOR

Cozen O’Connor